Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	August 2, 2017

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports 12% Higher Second-Quarter Net Income

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $210.4 million for second quarter 2017 compared to $187.9 million for second quarter 2016.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $250.4 million for second quarter 2017 compared to $221.0 million for second quarter 2016.
Diluted net income per limited partner unit was 92 cents in second quarter 2017 and 82 cents in second quarter 2016. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, of 91 cents for second quarter 2017 was higher than the 85-cent guidance provided by management in early May primarily due to stronger-than-expected distillate demand and higher crude oil shipments on the BridgeTex pipeline.
“Magellan continues to generate strong financial results, with higher contributions generated from each of our operating segments again this quarter. During the second quarter of 2017, we commenced commercial operations for our recently-constructed condensate splitter and benefited from record refined products pipeline volumes,” said Michael Mears, chief executive officer. “Demand for Magellan’s fee-based pipeline and terminal services remains solid, and based on active discussions with potential customers, we remain optimistic about the future development of additional growth opportunities to further benefit our company.”
An analysis by segment comparing second quarter 2017 to second quarter 2016 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $214.4 million, an increase of $37.1 million. Transportation and terminals revenue increased $30.1 million between periods primarily due to operating results from the partnership’s Little Rock pipeline that commenced commercial operations in July 2016 as well as 7% higher shipments on other segments of the partnership’s pipeline system driven by stronger demand for refined products in large part due to higher distillate demand in crude oil production regions and higher average tariffs from the partnership’s mid-2016 tariff adjustment, which resulted in a 2% average increase over all the partnership’s markets.

Operating expenses increased slightly as higher asset integrity costs related to timing of maintenance work and incremental costs associated with operation of the Little Rock pipeline were mainly offset by more favorable product overages in the current period (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $8.6 million between periods due to the timing of recognizing gains on futures contracts used to economically hedge the partnership’s commodity-related activities. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, declined between periods due to higher butane costs, resulting in compressed butane blending margins.
Crude oil. Crude oil operating margin was $105.8 million, an increase of $8.9 million. Transportation and terminals revenue increased $7.1 million primarily due to contributions from the partnership’s recently constructed condensate splitter in Corpus Christi, Texas that began commercial operations in June 2017 and higher deficiency revenue for volume committed but not moved on the partnership’s Houston distribution system.
Earnings of non-controlled entities increased $9.8 million due to contributions from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan and began operations in Sept. 2016, and higher earnings from BridgeTex Pipeline Company, LLC, which is owned 50% by Magellan, attributable to incremental shipments in the current period, including additional volume from BridgeTex’s new Eaglebine origin that began service in second quarter 2017.
Operating expenses increased $10.9 million primarily due to higher compensation and other costs associated with the partnership’s new condensate splitter that began commercial operations in June 2017 and less favorable product overages.
Marine storage. Marine storage operating margin was $32.2 million, an increase of $3.3 million. Revenue increased $4.7 million due to increased storage utilization, higher storage rates and overall increased customer activity in the current period. Operating expenses decreased slightly due to favorable product overages in the current period.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense increased because of higher employee headcount mainly as a result of expansion projects and more equity-based compensation expense due to timing of accrual adjustments. Other expense was unfavorable between periods related to less favorable non-cash MTM results for hedged crude oil tank bottom inventory owned by the partnership and higher costs for pension settlements.
Net interest expense increased as a result of additional borrowings to finance expansion capital spending and lower interest capitalized for construction projects in the current period. As of June 30, 2017, the partnership had $4.2 billion of debt outstanding, including $197.0 million outstanding under its commercial paper program, and $5.5 million of cash on hand.

Expansion capital projects
Magellan remains focused on expansion opportunities and continues to identify new opportunities for future growth. Based on the progress of expansion projects already underway, the partnership expects to spend $600 million in 2017 and $400 million in 2018 to complete its current slate of construction projects.
The expansion of the BridgeTex pipeline from 300,000 barrels per day (bpd) to a new capacity of 400,000 bpd is now complete, and BridgeTex currently has an open season in process to solicit commitments for the incremental space. If warranted by customer demand, BridgeTex may further expand the capacity of the pipeline system up to approximately 440,000 bpd.
The Cheyenne extension of the Saddlehorn pipeline is in the final stages of construction and is expected to commence service during late third quarter 2017.
In addition, the partnership continues to make steady progress on its longer-term construction projects, such as the new dock at its Galena Park, Texas marine terminal, with an expected in-service date of late 2018. Further, Magellan still expects its new marine facility in Pasadena, Texas to become operational in early 2019. Permitting work is now complete, with construction activities underway at this time.
Magellan continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. In fact, active discussions with potential customers continue to further develop the partnership’s to-be-constructed Pasadena marine terminal, to expand its refined products pipeline system in Texas and to construct a crude oil and condensate pipeline from the Permian Basin to Corpus Christi, among other potential opportunities under consideration.

Financial guidance for 2017
As a result of strong financial performance to date, management is increasing its annual DCF guidance by $20 million to $1.02 billion for 2017, representing a record year for Magellan and 1.2 times the amount needed to pay projected cash distributions for 2017. Management remains committed to its goal of increasing annual cash distributions by 8% in both 2017 and 2018 while maintaining distribution coverage of 1.2 times each year.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.85 for 2017, with third-quarter guidance of 90 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss second-quarter financial results, outlook for the remainder of 2017 and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (866) 548-4713 and provide code 8349495. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 8. To access the replay, dial (888) 203-1112 and provide code 8349495. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.

Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store approximately 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, guidance, believe, estimate, expect, projected, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2017	2016	2017
Transportation and terminals revenue	$392,240	$433,239	$762,315	$825,910
Product sales revenue	123,689	182,004	270,251	427,624
Affiliate management fee revenue	2,968	4,197	6,147	7,980
Total revenue	518,897	619,440	1,038,713	1,261,514
Costs and expenses:
Operating	134,183	145,294	257,096	276,886
Cost of product sales	95,703	145,975	209,288	318,851
Depreciation and amortization	43,302	48,896	87,056	96,194
General and administrative	34,554	43,393	75,230	83,674
Total costs and expenses	307,742	383,558	628,670	775,605
Earnings of non-controlled entities	15,339	25,576	32,967	47,022
Operating profit	226,494	261,458	443,010	532,931
Interest expense	48,686	51,546	92,410	102,758
Interest income	(404)	(256)	(765)	(548)
Interest capitalized	(7,130)	(3,183)	(13,266)	(7,380)
Gain on exchange of interest in non-controlled entity	(1,244)	—	(28,144)	—
Other (income) expense	(1,958)	2,043	(3,710)	3,213
Income before provision for income taxes	188,544	211,308	396,485	434,888
Provision for income taxes	685	908	1,556	1,752
Net income	$187,859	$210,400	$394,929	$433,136

Basic net income per limited partner unit	$0.82	$0.92	$1.73	$1.90

Diluted net income per limited partner unit	$0.82	$0.92	$1.73	$1.90

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,952	228,192	227,889	228,151

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,983	228,245	227,921	228,202

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2017	2016	2017
Refined products:
Transportation revenue per barrel shipped	$1.427	$1.481	$1.422	$1.472
Volume shipped (million barrels):
Gasoline	71.1	76.7	132.2	142.9
Distillates	36.4	40.7	72.7	78.6
Aviation fuel	6.9	7.6	12.4	13.5
Liquefied petroleum gases	4.2	4.6	5.8	5.7
Total volume shipped	118.6	129.6	223.1	240.7

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.360	$1.380	$1.403	$1.456
Volume shipped (million barrels)	45.1	47.3	88.8	88.6
Crude oil terminal average utilization (million barrels per month)	14.7	15.2	14.6	15.9
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	19.3	21.8	38.1	40.7
Saddlehorn - volume shipped (million barrels)(2)	—	3.7	—	7.7

Marine storage:
Marine terminal average utilization (million barrels per month)	23.0	23.9	23.2	24.0

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan and began operations in September 2016.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2017	2016	2017
Refined products:
Transportation and terminals revenue	$247,842	$277,883	$472,592	$519,788
Affiliate management fee revenue	124	353	204	682
Earnings (losses) of non-controlled entities	(38)	422	(80)	533
Less: Operating expenses	98,513	100,713	184,287	194,246
Transportation and terminals margin	149,415	177,945	288,429	326,757

Product sales revenue(1)	122,311	161,723	266,227	401,893
Less: Cost of product sales(1)	94,392	125,220	206,248	292,901
Product margin	27,919	36,503	59,979	108,992
Operating margin	$177,334	$214,448	$348,408	$435,749

Crude oil:
Transportation and terminals revenue	$101,340	$108,455	$203,068	$213,508
Affiliate management fee revenue	2,486	3,474	5,270	6,608
Earnings of non-controlled entities	14,711	24,494	31,690	45,144
Less: Operating expenses	20,555	31,410	41,681	58,828
Transportation and terminals margin	97,982	105,013	198,347	206,432

Product sales revenue(1)	(28)	19,403	1,715	22,506
Less: Cost of product sales(1)	1,016	18,607	2,361	21,184
Product margin	(1,044)	796	(646)	1,322
Operating margin	$96,938	$105,809	$197,701	$207,754

Marine storage:
Transportation and terminals revenue	$43,058	$47,794	$86,655	$94,201
Affiliate management fee revenue	358	370	673	690
Earnings of non-controlled entities	666	660	1,357	1,345
Less: Operating expenses	16,278	15,375	33,483	28,030
Transportation and terminals margin	27,804	33,449	55,202	68,206

Product sales revenue(1)	1,406	878	2,309	3,225
Less: Cost of product sales(1)	295	2,148	679	4,766
Product margin	1,111	(1,270)	1,630	(1,541)
Operating margin	$28,915	$32,179	$56,832	$66,665

Segment operating margin	$303,187	$352,436	$602,941	$710,168
Add: Allocated corporate depreciation costs	1,163	1,311	2,355	2,631
Total operating margin	304,350	353,747	605,296	712,799
Less:
Depreciation and amortization expense	43,302	48,896	87,056	96,194
General and administrative expense	34,554	43,393	75,230	83,674
Total operating profit	$226,494	$261,458	$443,010	$532,931

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

(1) Includes gains and losses on related exchange-traded futures contracts.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	June 30, 2017
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$210,400	$0.92	$0.92
Unrealized derivative (gains) losses associated with future physical product sales	(5,955)	(0.03)	(0.03)
Lower-of-cost-or-market adjustments associated with future physical product transactions	4,178	0.02	0.02
Excluding commodity-related adjustments*	$208,623	$0.91	$0.91

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,192
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,245

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		2017
	2016	2017	2016	2017	Guidance

Net income	$187,859	$210,400	$394,929	$433,136	$878,000
Interest expense, net	41,152	48,107	78,379	94,830	200,000
Depreciation and amortization	43,302	48,896	87,056	96,194	200,000
Equity-based incentive compensation(1)	3,409	6,570	(4,317)	(3,158)	3,000
Loss on sale and retirement of assets	1,004	1,870	3,263	5,331	10,000
Gain on exchange of interest in non-controlled entity(2)	(1,244)	—	(28,144)	—	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions(4)	(997)	(5,955)	(5,675)	(7,312)
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period(4)	17,820	(137)	36,245	(25,493)
Lower-of-cost-or-market adjustments(5)	—	1,983	(1,715)	4,923
Total commodity-related adjustments	16,823	(4,109)	28,855	(27,882)	(27,000)
Cash distributions received from non-controlled entities in excess of earnings	(1,825)	10,725	55	10,884	40,000
Other(3)	2,040	1,450	2,576	2,900	3,000
Adjusted EBITDA	292,520	323,909	562,652	612,235	1,307,000
Interest expense, net, excluding debt issuance cost amortization	(40,345)	(47,279)	(76,858)	(93,176)	(197,000)
Maintenance capital(6)	(31,164)	(26,266)	(59,446)	(41,095)	(90,000)
Distributable cash flow	$221,011	$250,364	$426,348	$477,964	$1,020,000

(1)
Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2016 and 2017 was $10.1 million and $10.7 million, respectively. However, the figures above include adjustments of $14.4 million and $13.9 million in 2016 and 2017, respectively, for cash payments associated with its equity-based incentive compensation plan, which primarily include tax withholdings.

(2)
In February 2016, the partnership transferred its 50% membership interest in Osage Pipe Line Company, LLC ("Osage") to an affiliate of HollyFrontier Corporation ("HFC"). In conjunction with this transaction, the partnership entered into several commercial agreements with affiliates of HFC, which were recorded as intangible assets and other receivables in its consolidated balance sheets.  The partnership recorded a $28.1 million non-cash gain in relation to this transaction.

(3)
In conjunction with the February 2016 Osage transaction, HFC agreed to make certain payments to the partnership until HFC completes a connection to the partnership's El Paso terminal. These payments replace distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(4)
Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives used to hedge its crude oil tank bottoms as fair value hedges, and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings. The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold. In the period in which these products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(5)
The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments recognized in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(6)
Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.